As filed with the Securities and Exchange Commission on September 17, 2007

Registration No. 333-

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

ON FORM S-3

Under

THE SECURITIES ACT OF 1933

ADEPT TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3559	94-2900635
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

3011 Triad Drive, Livermore, California 94550

(925) 245-3400

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

ROBERT H. BUCHER

Chief Executive Officer

Adept Technology, Inc.

3011 Triad Drive

Livermore, California 94551

(925) 245-3400

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Copy to:

Lisa A. Fontenot, Esq.

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, California 94304

(650) 849-5327

Approximate date of commencement of proposed sale to the public: from time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock	225,000	$6.07	$1,365,750	$41.93

(1)	In accordance with Rule 416 under the Securities Act of 1933, also includes an indeterminable number of shares that may become issuable by reason of stock splits, stock dividends, and similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act of 1933 based on the average of the high and low sales prices of the common stock, as reported on the Nasdaq Global Market on September 11, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September     , 2007

PROSPECTUS

225,000 Shares

Adept Technology, Inc.

Common Stock

This prospectus relates to the disposition of up to 225,000 shares of Adept common stock or interests therein by the selling stockholders listed in this prospectus or their permitted transferees. The shares offered and sold under this prospectus were issued in a private transaction.

The prices at which the selling stockholders or their permitted transferees may dispose of their Adept shares or interests therein will be determined by the selling stockholders at the time of sale and may be at the prevailing market price for the shares, at prices related to such market price, at varying prices determined at the time of sale, or at negotiated prices. Information regarding the selling stockholders and the times and manner in which they may offer and sell the shares or interests therein under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus. Adept will not receive any of the proceeds from the sale of the shares offered under this prospectus.

Our common stock trades on the Nasdaq Global Market, or Nasdaq, under the symbol “ADEP”. On September 13, 2007, the last reported sale price of our common stock on Nasdaq was $6.26 per share.

Our principal executive offices are located at 3011 Triad Drive, Livermore, California 94551. Our telephone number is (925) 245-3400 and our website address is http://www.adept.com. Information contained in our website is not a part of this prospectus.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS FOR OUR SHARES, WHICH ARE LISTED ON PAGE 2 OF THIS PROSPECTUS. SEE “ RISK FACTORS”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Adept, any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

RISK FACTORS

You should carefully consider the risks described below that we believe to be the risks faced by Adept, as well as other information contained in this prospectus, before making a decision to buy our common stock. Investing in our common stock involves a high degree of risk. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to Our Business

Our operating results fluctuate from quarter to quarter due to factors that are difficult to forecast, are often out of our control and can be extremely volatile.

Our past revenues and other operating results may not be accurate indicators of our future performance, and you should not rely on such results to predict our future performance. Our operating results have been subject to significant fluctuations in the past, and could be subject to fluctuations in the future. The factors that may contribute to these fluctuations include:

•	fluctuations in aggregate capital spending, cyclicality and other economic conditions domestically and internationally in one or more industries in which we sell our products;

•	changes or reductions in demand in the electronics, disk drive, automotive, packaged goods, and other markets we serve;

•	slower than expected adoption of distributed controls architecture or the adoption of alternative automated technologies;

•	a change in market acceptance of our products or a shift in demand for our products;

•	changes in our strategy and organizational changes made to execute changes in our strategy;

•	new product introductions by us or by our competitors;

•	changes in product mix and pricing by us, our suppliers or our competitors;

•	pricing and related availability of components and raw materials for our products;

•	our failure to manufacture a sufficient volume of products in a timely and cost-effective manner;

•	our failure to anticipate the changing product requirements of our customers;

•	changes in the mix of sales by distribution channel;

•	our ability to effectively manage our working capital;

•	impact of new accounting pronouncements;

•	exchange rate fluctuations;

•	shifts in geographic concentration of our sales or operations between domestic and international;

•	seasonal fluctuations in demand and our associated revenue, for which demand is generally lower in the first half of the fiscal year;

•	our ability to expand our product offerings through acquired technologies and products;

•	costs incurred in connection with compliance with Sarbanes-Oxley Act internal controls and other SEC and NASDAQ requirements; and

•	extraordinary events such as litigation or acquisitions.

Revenues also impact our gross margins. Our gross margins can vary greatly for a number of reasons, and our operating results tend to fluctuate as a result of the variance in gross margins. The mix of products we sell can vary from period to period, particularly with respect to the volume of lower margin hardware products (such as mechanical subsystems purchased from third party vendors), and higher margin controller products. While we intend to more aggressively pursue opportunities to sell our controllers and other software products, we cannot give any assurances regarding the growth of our sales of these higher margin products in the future. Other factors that impact gross margins include:

•	currency exchange rate fluctuations for our international sales;

•	the average selling prices of products we sell including changes in the average discounts offered;

•	the costs to manufacture, service and support our products and enhancements;

•	the costs to customize our systems;

•	the volume of products produced and associated production volume variances, if any, generated;

•	our efforts to enter new markets, in particular the growth of our sales in Asia;

•	certain inventory-related costs including obsolescence of products and component demand changes resulting in excess inventory.

We generally recognize product revenues upon shipment or, for certain international sales, upon receipt by the customers. As a result, our net revenues and results of operations for a fiscal period will be affected by the timing of orders received and orders shipped during the period. A significant percentage of our product shipments occur in the last month of each fiscal quarter. Historically, this has been due, in part, to our inability to forecast the level of demand for our products or the product mix for a particular fiscal quarter. To address this problem we periodically stock inventory levels of completed robots, machine controllers and certain strategic components. A delay in shipments near the end of a fiscal period, for example, due to product development delays or delays in obtaining materials, for example, may cause sales to fall below expectations and harm our operating results for the period.

Similarly, our indirect costs, production capacity and operating expenses are largely fixed in the short run. Continued investments in research and development, capital equipment and ongoing customer service and support capabilities, in addition to the expense of being a public reporting company, result in significant fixed costs that we cannot reduce rapidly or at all. As a result, if our sales for a particular fiscal period are below expected levels, our cost of revenue increases and our operating results for the period could be materially adversely affected. Further, if shipments of our products fail to meet forecasted levels, the increased inventory levels and increased operating expenses in anticipation of sales that do not materialize could adversely affect our business and substantially impact our liquidity. In the event that in some fiscal quarter our net revenues or operating results fall below the expectations of public market analysts and investors, the price of our common stock may fall. We may not be able to increase or sustain our profitability on a quarterly or annual basis in the future.

Our international operations and sales and foreign suppliers subject us to foreign currency exchange risks, divergent regulatory requirements and other financial and operating risks outside of our control that may harm our operating results.

We have significant and expanding operations outside the United States and a substantial majority of our revenue is derived from non-U.S. sales. International sales were $29.2 for the year ended June 30, 2007, $30.8 million for the year ended June 30, 2006, and $33.9 million for the fiscal year ended June 30, 2005. This represented 60%, 53% and 67% of revenue for the respective periods. We expect that revenue from our international operations will continue to account for a significant portion of our total revenue. We also purchase some critical components and mechanical subsystems from, and increasingly rely upon, foreign suppliers. As a result, our operating results are subject to the risks inherent in international sales and purchases, which include the following:

•	unexpected changes in regulatory requirements;

•	political, military and economic changes and disruptions, including terrorist activity;

•	transportation costs and delays;

•	foreign currency fluctuations;

•	export/import controls;

•	tariff regulations and other trade barriers;

•	higher freight rates;

•	difficulties in staffing and managing foreign sales, service and manufacturing operations;

•	stringent local jurisdictional requirements regarding employees and union activity;

•	greater difficulty in and longer time required for accounts receivable collection in foreign jurisdictions; and

•	potentially adverse tax consequences.

Ongoing global economic and political developments and the resulting changes in currency exchange rates, most notably between the U.S. dollar, the euro, and the Japanese yen, have had, and may in the future have, a significant effect on our business, operating results and financial condition. The decline in value of the U.S. dollar to the euro in fiscal 2005 through 2007 resulted in a currency exchange gain for us, and future fluctuations may result in significant gains or losses. If there is an increase in the rate at which a foreign currency exchanges into U.S. dollars, the dollar has appreciated relative to the foreign currency, and it will take more of the foreign currency to equal the same amount of U.S. dollars than before the rate increase. Pricing our products and services in U.S. dollars in this circumstance results in an increase in the price for our products and services compared to those products of our competitors that are priced in local currency. This could result in our prices being uncompetitive in markets where business is transacted in the local currency. Foreign exchange fluctuations may render our products less competitive relative to locally manufactured product offerings, or could result in foreign exchange losses. To maintain a competitive price for our products in Europe and elsewhere, we may have to provide discounts or otherwise effectively reduce our prices, resulting in a lower margin on products sold in Europe and other relevant locations. Additionally, we make yen-denominated purchases of certain components and mechanical subsystems from certain of our sole or single source Japanese suppliers and thus remain subject to the transaction exposures that arise from foreign exchange movements between the dates foreign currency export sales or purchase transactions are recorded and the dates cash is received or payments are made in foreign currencies. Beginning in fiscal 2007 our non-U.S. operations uses its respective local currency as the functional currency. In Europe, we are now manufacturing locally and thereby incurring a greater part of our costs and expenses in the local currency. Singapore has become our Asian headquarters with a growing local staff incurring a greater percentage of local currency expenses. These operations result in exposure to currency exchange risk. Continued change in the values of the euro, yen or changes in the values of other foreign currencies could have a negative impact on our business, financial condition and results of operations.

We have expanded our market presence in Asia over the past two years in response to the increase in multi-national manufacturing activities in that region. We maintain an office in Singapore and sell standard components for products to integrators and OEMs who deliver products to Asian markets such as Japan, Malaysia, Korea, and China. Past turmoil in Asian financial markets and weakness in underlying economic conditions in certain Asian countries may continue to impact our sales to OEM customers who deliver to, are located in, or whose projects are based in those Asian countries. In addition, customers in those countries may face reduced access to working capital to fund component purchases, such as our products, due to higher interest rates, reduced bank lending due to contractions in the money supply or the deterioration in the customer’s or their bank’s financial condition or the inability to access local equity financing. In the past, as a result of this lack of working capital and higher interest rates, we have experienced periodic declines in sales to OEMs serving the Asian market.

With over half of our revenues coming from international sales, collection times on those sales are longer because of longer delivery times, time required to clear customs, and generally slower payment patterns in some international markets. As our international sales increase, delays in receiving payment in connection with such sales may also more greatly impact our revenue and liquidity.

In addition to our international sales, maintaining operations in different countries requires us to expend significant resources to keep our operations coordinated and subjects us to differing laws and regulatory regimes that may affect our offerings and revenue.

We have experienced operating losses and negative cash flow in the past, and our doing so in the future could impair our operations and revenue-generating activities and adversely affect our results of operations.

We have limited cash resources, and because of certain regulatory restrictions impeding our ability to move certain cash reserves from our foreign operations to our U.S. operations, we may have limited access to a portion of our existing cash balances. We currently have a one-year credit facility for up to $5.0 million, under which no amounts are outstanding. We currently depend on funds generated from operating activities, plus the proceeds of our June 2006 common stock financing and may depend on the funds available through our credit facility to meet our operating requirements and execute on our growth plan.

If our projected revenue falls below current estimates or if operating expenses exceed current, we may not be able to take advantage of market opportunities, develop or enhance new products to an extent desirable to execute our strategic growth plan, pursue acquisitions that would complement our existing product offerings or enhance our technical capabilities to fully execute our business plan or otherwise adequately respond to competitive pressures or unanticipated requirements. Any of these actions would adversely impact our business and results of operations.

The long sales cycle, customer evaluation process, and implementation period of our products may increase the costs of obtaining orders and reduce the predictability of our earnings.

Our products are technologically complex. Prospective customers generally must commit significant resources to test and evaluate our products and to install and integrate them into larger systems. Orders expected in one quarter may shift to another quarter or be cancelled with little advance notice as a result of the customers’ budgetary constraints, internal acceptance reviews, and other factors affecting the timing of customers’ purchase decisions. In addition, customers often require a significant number of product presentations and demonstrations, in some instances evaluating equipment on site, before reaching a sufficient level of confidence in the product’s performance and compatibility with the customer’s requirements to place an order. As a result, our sales process is often subject to delays associated with lengthy evaluation and approvals that typically accompany capital expenditure approval processes. The sales cycles of our products often last for many months or even years. In addition, the time required for our customers to incorporate our products into their systems can vary significantly with the needs of our customers and generally exceeds several months, which further complicates our planning processes and reduces the predictability of our operating results. Longer sales cycles require us to invest significant resources in attempting to make sales, which may not be realized in the near term and therefore may delay or prevent the generation of revenue. In addition, should our financial condition deteriorate, prospective customers may be reluctant to purchase our products, which would have an adverse effect on our revenue.

Sales of our products depend on the capital spending patterns of our customers, which tend to be cyclical; we have experienced reduced demand in some of the industries in which we operate, which has and may continue to adversely affect our revenue and we may not be able to quickly ramp up if demand significantly increases.

Intelligent automation systems using our products can range in price from $25,000 to $500,000. Accordingly, our success is directly dependent upon the capital expenditure budgets of our customers. Our future operations may be subject to substantial fluctuations as a consequence of domestic and foreign economic conditions, industry patterns and other factors affecting capital spending. Although the majority of our international customers are not in the Asia-Pacific region, a significant portion of our revenues comes from sales in this region, and we believe that any instability in the Asia-Pacific economies could also have a material adverse effect on the results of our operations as a result of a reduction in sales by our customers to those markets. Domestic or international recessions or a downturn in one or more of our major markets, such as the electronic/communications, packaging, food, and pharmaceuticals industries, and any resulting cutbacks in capital spending would have a direct, negative impact on our business.

Downturns in the industries we serve often occur in connection with, or anticipation of, maturing product cycles for both companies and their customers and declines in general economic conditions. Industry downturns have been characterized by reduced demand for devices and equipment, production over-capacity and accelerated decline in average selling prices. During a period of declining demand, we must be able to quickly and effectively reduce expenses while at the same time, continue to motivate and retain key employees. In the last two years, we have seen demand from U.S. manufacturing markets generally decline. We implemented a worldwide restructuring program in fiscal 2002 and at the end of fiscal 2007 to realign our businesses to the changes in our industry and our customers’ decrease in capital spending and also undertook cost reductions measures in fiscal 2003 through 2005. Despite restructuring activities, our ability to reduce expenses in response to any downturn in any of these industries is limited by our need for continued investment in engineering and research and development and extensive ongoing customer service and support requirements, in addition to administrative costs which must be incurred by us as a public company. The long lead-time for production and delivery of some of our products creates a risk that we may incur expenditures or purchase inventories for products that we cannot sell. We believe our future performance will continue to be affected by the cyclical nature of these industries, and thus, any future downturn in these industries could therefore harm our revenue and gross margin if demand drops or average selling prices decline.

Industry upturns have been characterized by abrupt increases in demand for devices and equipment and production under-capacity. During a period of increasing demand and rapid growth, we must be able to quickly increase manufacturing capacity to meet customer demand and hire and assimilate a sufficient number of qualified personnel. Our inability to ramp-up in times of increased demand could harm our reputation and cause some of our existing or potential customers to place orders with our competitors.

We have recently initiated a new restructuring program, have engaged in substantial restructuring activities in the past, and may need to implement further restructurings in the future, and our restructuring efforts may negatively impact our business.

The intelligent automation industry is subject to rapid change. We have responded to increased changes in the industry in which we compete by restructuring our operations. At the end of fiscal 2007, Adept initiated a restructuring that is intended to lower fixed operating costs and redistribute sales and engineering resources to more quickly grow targeted markets while maintaining sufficient presence in key existing markets. The restructuring includes headcount reductions and the closure or consolidation of certain Adept sites in Canada and the U.S., consolidation of certain sales activities in the company’s Singapore location, the realignment of our sales force to address target vertical markets and the continued drive to outsource manufacturing of non-core functions and standard products. Despite our efforts to structure our company and our businesses to operate in a cost-effective manner while adequately facing competitive pressures and fulfilling customer needs, we cannot assure that we will be successful in continuing to implement these restructuring activities or that the reductions in sites, workforce and other cost-cutting measures will not harm our business operations and prospects. Further, in identifying a number of errors previously made as we completed our fiscal 2006 consolidation during fiscal 2007, we determined that our accounting systems and finance organization were not capable of supporting our growth and we have increased our investment and must continue to invest at a sufficient level to remediate these issues. Our inability to structure our operations based on evolving market conditions could negatively impact our business. We also cannot be certain that our current activities will be effective or that we will not be required to implement further restructuring activities, make additions or other changes to our management or reductions in workforce based on other cost reduction measures or changes in the markets and industry in which we compete. Restructuring activities can create unanticipated consequences and negative impacts on the business, and we cannot be sure that any future restructuring efforts will be successful.

We have significant dependence on outsourced manufacturing capabilities and single source suppliers. If we experience disruptions in the supply of one or more key components, we may be unable to meet product demand and we may lose customers and suffer decreased revenue.

We outsource a predominant portion of our manufacturing function. Our June 2007 restructuring continues our movement toward outsourcing of non-critical functions and standard products. We obtain many key components and materials and most of our mechanical subsystems from sole or single source suppliers with whom we have no guaranteed supply arrangements. In addition, some of our sole or single sourced components and mechanical subsystems incorporated into our products have long procurement lead times. Our increased reliance on outsourced manufacturing and other capabilities, and particularly our reliance on sole or single source suppliers, involves certain significant risks including:

•	loss of control over the manufacturing process decreasing our flexibility in meeting customer delivery requirements and in reducing the cost of our products;

•	potential absence of adequate supplier capacity;

•	potential for significant price increases in the components and mechanical subsystems;

•	potential inability to obtain an adequate supply of required components, materials or mechanical subsystems; and

•	reduced control over manufacturing yields, costs, timely delivery, reliability and quality of components, materials and mechanical subsystems.

We do not have contracts with certain of our sole or single source suppliers. If any one of our suppliers were unable or unwilling to manufacture the components, materials or mechanical subsystems we need in the volumes we require, we would have to identify and qualify acceptable replacements. The process of qualifying suppliers may be lengthy, and additional sources may not be available to us on a timely basis, on acceptable terms or at all. If sufficient quantities of these items were not available from our existing suppliers and a relationship with an alternative vendor could not be developed in a timely manner, shipments of our products could be interrupted and reengineering of these products could be required. We have limited control over the quality of certain manufactured products and their acceptance by our customers. In the past, we have experienced quality control or specification problems with certain key components provided by sole source suppliers, and have had to design around the particular flawed item. Any quality issues could result in customer dissatisfaction, lost sales, and increased warranty costs. In addition, some of the components that we use in our products are in short supply. In the past, we have also experienced delays in filling customer orders due to the failure of certain suppliers to meet our volume and schedule requirements. Some of our suppliers have also ceased manufacturing components that we require for our products, and we have been required to purchase sufficient supplies for the estimated life of such product line. Problems of this nature with our suppliers may occur in the future.

Disruption, significant price increases, or termination of our supply sources could require us to seek alternative sources of supply, could delay our product shipments and damage relationships with current and prospective customers, require us to absorb a significant price increase or risk pricing ourselves out of the market, or prevent us from taking other business opportunities, any of which could have a material adverse effect on our business. If we incorrectly forecast product mix for a particular period and we are unable to obtain sufficient supplies of any components or mechanical subsystems on a timely and cost effective basis due to long procurement lead times, our business, financial condition and results of operations could be substantially impaired. Moreover, if demand for a product for which we have purchased a substantial amount of components fails to meet our expectations, or due to component price increases causes us to be priced out of the market, we would be required to write off the excess inventory. A prolonged inability to obtain adequate timely deliveries of key components or obtain components at prices within our business model could have a material adverse effect on our business, financial condition and results of operations.

Our business will decline if we cannot keep up with the rapid pace of technological change and new product development that characterize the intelligent automation industry.

The intelligent automation industry is characterized by rapid technological change and new product introductions and enhancements. Our ability to remain competitive depends greatly upon the technological quality of our products and processes compared to those of our competitors and our ability both to continue to develop new and enhanced products and to introduce those products at competitive prices and on a timely and cost-effective basis. We may not be successful in selecting, developing, and manufacturing new products or in enhancing our existing products on a timely basis or at all. Our new or enhanced products may not achieve market acceptance. Our failure to successfully select, develop, and manufacture new products, or to timely enhance existing technologies and meet customers’ technical specifications for any new products or enhancements on a timely basis, or to successfully market new products, could harm our business. If we cannot successfully develop and manufacture new products or meet specifications, our products could lose market share, our revenue and profits could decline, or we could experience operating losses. New technology or product introductions by our competitors could also cause a decline in sales or loss of market acceptance for our existing products or force us to significantly reduce the prices of our existing products.

Growth of our business depends upon the development and successful commercial acceptance of our new products.

From time to time we have experienced delays in the introduction of, and certain technical and manufacturing difficulties with, some of our products, and we may experience technical and manufacturing difficulties and delays in future introductions of new products and enhancements. Our failure to develop, manufacture, and sell new products in quantities sufficient to offset a decline in revenue from existing products or to successfully manage product and related inventory transitions could harm our business.

Our success in developing, introducing, selling, and supporting new and enhanced products depends upon a variety of factors, including timely and efficient completion of hardware and software design and development, implementation of manufacturing processes, and effective sales, marketing, and customer service. Because of the complexity of our products, significant delays may occur between a product’s initial introduction and commencement of volume production.

The development and commercialization of new products involve many difficulties, including:

•	the identification of new product opportunities;

•	the retention and hiring of appropriate research and development personnel;

•	the determination of the product’s technical specifications;

•	the successful completion of the development process;

•	the successful marketing of the product and the risk of having customers embrace new technological advances; and

•	additional customer service costs associated with supporting new product introductions and/or effecting subsequent potential field upgrades.

The development of new products may not be completed in a timely manner, and these products may not achieve acceptance in the market. The development of new products has required, and will require, that we expend significant financial and management resources. If we are unable to continue to successfully develop new products in response to customer requirements or technological changes, our business may be harmed.

Over the last several quarters, we have released new products to address emerging market requirements, including among others, our Quattro robot, targeted at the high speed packaging and part-picking applications in the food, consumer goods, cosmetics and pharmaceutical groups. A failure of our new products to be commercially successful may have a significant adverse impact on our operating results in the future.

In connection with our cost control efforts, we have limited resources to allocate to research and development and must allocate our resources among a wide variety of projects. Because of intense competition in our industry, the cost of failing to invest in strategic products is high. If we fail to adequately invest in research and development, we may be unable to compete effectively in the intelligent automation markets in which we operate.

We have identified material weaknesses in our internal controls. If we fail to develop and enhance an effective system of internal controls and disclosure controls, we may not be able to accurately report our financial results or obtain an unqualified attestation report from our independent auditors in the future. The restatement of fiscal 2006 quarterly financial statements, these weaknesses and failure to develop adequate controls could subject us to regulatory sanctions or litigation, harm our operating results and cause the trading price of our stock to decline.

Effective internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002 and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls and disclosure controls that need improvement. In connection with the consolidation of our fiscal 2006 financial results, we identified a number of errors, primarily involving intercompany eliminations associated with our international subsidiaries, reflecting material weaknesses in our internal controls. Accordingly, during the fiscal 2006 audit, our external auditors identified certain material weaknesses, which meant that they believed that there was “a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the consolidated financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.” Adept completed a restatement of certain prior interim financial statements of fiscal 2006. We may be subject to claims, regulatory investigation, sanctions and/or litigation as a result of such restatements. We believe that we have substantially remediated most of the material weaknesses noted in our 2006 Form 10-K and meaningfully strengthened our internal controls and disclosure controls. However, in connection with the audit of our fiscal 2007 financial results, our independent auditors reported to us that certain adjustments made in the audit process were indicative of a material weakness existing in the review of information in the financial statement close process. As a result, we continue to take measures to strengthen these controls.

To prepare for compliance with Section 404, which for the company under current regulations will be required as of June 30, 2008, we have undertaken certain actions including the preparation of an internal plan, which includes a timeline and schedule of activities for the evaluation, testing and remediation, as necessary, of internal controls. The remedied actions mentioned above and these actions have resulted in and are likely to continue to result in increased and significant expense, and have required and are likely to continue to require significant efforts by management and other employees. Failure to successfully complete such actions would subject us to adverse actions by the SEC, NASDAQ and possibly litigation. In the future, our independent auditors must evaluate management’s assessment concerning the effectiveness of our internal controls over financial reporting and render an opinion on our assessment and the effectiveness of our internal controls over financial reporting. We cannot be certain that our internal controls measures will be timely or successful to ensure that we implement and maintain adequate controls over our financial processes and reporting in the future and our independent auditors may not be able to render an unqualified attestation concerning our assessment and the effectiveness of our internal controls and disclosure controls. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could subject us to regulatory sanctions, harm our business and operating results or cause us to fail to meet our reporting obligations. Inferior internal controls and disclosure controls could also harm our reputation and cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock.

Our future success depends on our continuing ability to attract, integrate, retain and motivate highly-qualified managerial and technical personnel.

Competition for qualified personnel in the intelligent automation industry is intense. Our inability to recruit, train, motivate and retain qualified management and technical personnel on a timely basis would adversely affect our ability to manage our operations and design, manufacture, market, and support our products, in addition to our ability to meet our requirements as a public company. We have experienced significant changes in our executive management group in the last three years.

Our contingency and succession planning for our Chief Executive Officer (CEO) and senior management is not yet completed. In the last two fiscal years we have had significant turnover in management team personnel. We have reduced headcount in connection with our restructurings in prior fiscal years and made changes in other senior personnel, which changes, taken with our more recent management changes and restatement of financial statements, may lead to employee questions regarding future actions by Adept leading to additional retention difficulties. In connection with the strengthening of our internal controls over financial reporting, we have hired and intend to hire additional qualified individuals for our finance organization, and their engagement and retention is critical to this endeavor. Other than our CEO’s offer letter which include certain limited change of control severance if terminated, and offer letters with certain of our officers that include only basic compensation terms, we have no employment agreements with our current management.

We may incur credit risk-related losses because many of the resellers we sell to are small operations with limited financial resources.

Substantial portions of our sales are to system integrators that specialize in designing and building production lines for manufacturers. Many of these companies are small operations with limited financial resources, and we have from time to time experienced difficulty in collecting payments from certain of these companies. As a result, we perform ongoing credit evaluations of our customers. To the extent we are unable to mitigate this risk of collections from system integrators, our results of operations may be harmed. In addition, due to their limited financial resources, during extended market downturns the viability of some system integrators may be in question, which would also result in a reduction in our revenue or credit losses.

We do not generally have long-term contracts with our customers, and our order bookings and backlog cannot be relied upon as a future indicator of sales.

We generally do not have long-term contracts with our customers and existing contracts and purchase commitments may, under certain circumstances, be cancelled. As a result, our agreements with our customers do not provide meaningful assurance of future sales. Furthermore, our customers are not required to make minimum purchases and may cease purchasing our products at any time without penalty. Backlog should not be relied on as a measure of anticipated demand for our products or future revenue, because the orders constituting our backlog are subject to changes in delivery schedules and in certain instances are subject to cancellation without significant penalty to the customer. Because our customers are free to purchase products from our competitors, we are exposed to competitive price pressure on each order. Any reductions, cancellations or deferrals in customer orders could have a negative impact on our financial condition and results of operations.

We market and sell our products primarily through an indirect channel comprised of third party resellers, and are subject to certain risks associated with this method of product marketing and distribution.

We believe that our ability to sell products to system integrators and OEMs will continue to be important to our success. However, our relationships with system integrators and OEMs are generally not exclusive, and some of our system integrators and OEMs may expend a significant amount of effort or give higher priority to selling products of our competitors. In the future, any of our system integrators or our OEMs may discontinue their relationships with us or form additional competing arrangements with our competitors. The loss of, or a significant reduction in revenue from, system integrators or OEMs to which we sell a significant amount of our product could negatively impact our business, financial condition or results of operations.

We cannot control the procurement, either with respect to the timing or amount of orders placed, by our resellers. We also cannot control the sales or marketing efforts of the systems integrators and OEMs who sell our products, which may result in lower revenue if they do not successfully market and sell our products or choose instead to promote competing products.

As we enter new geographic and applications markets, we must locate and establish relationships with system integrators and OEMs to assist us in building sales in those markets. It can take an extended period of time and significant resources to establish a profitable relationship with a system integrator or OEM because of product integration expenses, training in product and technologies and sales training. We may not be successful in obtaining effective new system integrators or OEMs or in maintaining sales relationships with them. In the event a number of our system integrators and/or OEMs experience financial problems, terminate their relationships with us or substantially reduce the amount of our products they sell, or in the event we fail to build or maintain an effective systems integrator or OEM channel in any existing or new markets, our business, financial condition and results of operations could be adversely affected.

If we cannot identify and make acquisitions of other technologies and products, our ability to expand our operations and increase our revenue may be impaired.

A meaningful portion of our historical growth was attributable to acquisitions of other technologies and businesses. We expect that acquisitions of complementary products and technologies in the future will likely again play an important role in our ability to expand our operations and increase our revenue. Our ability to make acquisitions is challenged by our cash constraints, the level and volatility of our common stock price and thin trading volume affecting liquidity considerations, making equity transactions more expensive. If we are unable to identify suitable targets for acquisition or complete acquisitions on acceptable terms, our ability to expand our product and/or service offerings and increase our revenue will be impaired.

Any acquisition we may make in the future could disrupt our business, increase our expenses and adversely affect our financial condition or operations.

In the future we may make acquisitions of, or investments in, other businesses that offer products, services, and technologies that management believes will further our strategic objectives. We cannot be certain that we would successfully integrate any businesses, technologies or personnel that we might acquire, and any acquisitions might divert our management’s attention away from our core business. Any future acquisitions or investments we might make would present risks commonly associated with these types of transactions, including:

•	difficulty in combining the product offerings, operations, or workforce of an acquired business;

•	potential loss of key personnel of an acquired business;

•	adverse effects on existing relationships with suppliers and customers;

•	disruptions of our on-going businesses;

•	difficulties in realizing our potential financial and strategic objectives through the successful integration of the acquired business;

•	difficulty in maintaining uniform standards, controls, procedures and policies;

•	potential negative impact on results of operations due to goodwill impairment write-offs, amortization of intangible assets other than goodwill, or assumption of anticipated liabilities;

•	risks associated with entering markets in which we have limited previous experience;

•	potential negative impact of unanticipated liabilities or litigation; and

•	the diversion of management attention.

The risks described above, either individually or in the aggregate, could significantly harm our business, financial condition and results of operations. We expect that future acquisitions, if any, could provide for consideration to be paid in cash, shares of our common stock, or a combination of cash and common stock. In addition, we may issue additional equity in connection with future acquisitions, which could result in dilution of our stockholders’ equity interest. Fluctuations in our stock price may make acquisitions more expensive or prevent us from being able to complete acquisitions on terms that are acceptable to us.

If we become subject to unfair hiring or termination claims, we could be prevented from hiring needed personnel, incur liability for damages and/or incur substantial costs in defending ourselves.

Companies in our industry whose employees accept positions with competitors frequently claim that these competitors have engaged in unfair hiring practices or that the employment of these persons would involve the disclosure or use of trade secrets. These claims could prevent us from hiring personnel or cause us to incur liability for damages. We could also incur substantial costs in defending ourselves or our employees against these claims, regardless of their merits. We may also experience actions against us for employment terminations which are perceived to be unjustified. Although to date we have not experienced any material claims, defending ourselves from these claims could divert the attention of our management away from our operations.

Our hardware and software products may contain defects that could increase our expenses and exposure to liabilities and or harm our reputation and future business prospects.

Our hardware and software products are complex and, despite extensive testing, our new or existing products or enhancements may contain defects, errors or performance problems when first introduced, when new versions or enhancements are released, or even after these products or enhancements have been used in the marketplace for a period of time. We may discover product defects only after a product has been installed and used by customers. We may discover defects, errors, or performance problems in future shipments of our products. These problems could result in expensive and time consuming design modifications or large warranty charges, expose us to liability for damages, damage customer relationships, and result in loss of market share, any of which could harm our reputation and future business prospects. We generate revenue from sales of several relatively recently released products, and expect sales of our new products to increase in the current fiscal year. As a result, the negative impact on our business resulting from defects in such products could be significant. In addition, increased development and warranty costs could reduce our operating profits and could result in losses.

The existence of any defects, errors, or failures in our products could also lead to product liability claims or lawsuits against us, our channel partners, or against our customers. A successful product liability claim could result in substantial cost and divert management’s attention and resources, which could have a negative impact on our business, financial condition and results of operations. Although we are not aware of any product liability claims to date, the sale and support of our products entail the risk of these claims.

Sales of our systems into more highly regulated markets may subject our business to increased regulation and potential product liability.

Our systems and controls are sold in a variety of industries. As part of our increased focus on certain markets, we are now selling, or have increased our focused sales, for use in certain applications, including the manufacture of medical devices, the automation of repetitive operations in diagnostic and pharmaceutical labs, and as part of computer assisted robot-based surgical procedures. We must obtain and monitor compliance with regulatory requirements for our products and systems in these industries to which we would not otherwise be subject. This may increase certain costs necessary for the operation of our business. Additionally, our failure to obtain or maintain compliance with these requirements could have an adverse effect on our ability to sell our products or subject us to regulatory actions or fines. Medical applications industries also subject its participants to greater risk of claims and product liability which are not a part of our historical operations or sales into other industries.

If our hardware products do not comply with standards set forth by the European Union, we will not be able to sell them in Europe.

The hardware products we sell in the European Union are required to comply with European Union Low Voltage, Electro-Magnetic Compatibility and Machinery Safety directives. The European Union mandates that our products carry the CE mark denoting that these products are manufactured in strict accordance to design guidelines in support of these directives. These guidelines are subject to change and to varying interpretation. New guidelines impacting machinery design go into effect each year. To date, we have retained TUV Rheinland to help certify that our controller-based products, including some of our robots, meet applicable European Union directives and guidelines. Adept hardware products have been declared as exempt by TUV Rheinland from the EU Directive WEEE/RoHS (Waste Electrical and Electronics Equipment/Reduction of Hazardous Substances). Although our existing certified products meet the requirements of the applicable European Union directives, we cannot provide any assurance that future products can be designed, within market window constraints, to meet the future requirements. If any of our robot products or any other major hardware products do not meet the requirements of the European Union directives, we would be unable to legally sell these products in Europe. Thus, our business, financial condition and results of operations could be harmed. Such directives and guidelines could change in the future, forcing us to redesign or withdraw from the market one or more of our existing products that may have been originally approved for sale.

Our failure to protect our intellectual property and proprietary technology may significantly impair our competitive advantage.

Our success and ability to compete depend in large part upon protecting our proprietary technology and trade secrets. We rely on a combination of patent, trademark and trade secret protection, and nondisclosure agreements to protect our proprietary rights, but have not always sought patent or similar protection on our technology where it may have been available. The steps we have taken may not be sufficient to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. The patent and trademark law and trade secret protection may not be adequate to deter third party infringement or misappropriation of our patents, trademarks, and similar proprietary rights. In addition, patents issued to Adept may be challenged, invalidated, or circumvented. Our rights granted under those patents may not provide competitive advantages to us, and the claims under our patent applications may not be allowed. We may be subject to or may initiate interference proceedings in the United States Patent and Trademark Office, which can demand significant financial and management resources. The process of seeking patent protection can be time consuming and expensive, and patents may not be issued from currently pending or future applications. Moreover, our existing patents or any new patents that may be issued may not be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us.

We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors. These claims could result in costly litigation and the diversion of our technical and management personnel.

We may face costly intellectual property infringement claims.

We have received in the past, and may receive in the future, communications from third parties asserting that we are infringing certain patents and other intellectual property rights of others or seeking indemnification against such alleged infringement. The asserted claims and/or initiated litigation could include claims against us or our manufacturers, suppliers, or customers, alleging infringement of their proprietary rights with respect to our existing or future products or components of those products. There are numerous patents in the automation components industry. It is not always practicable to determine in advance whether a product or any of its components infringes the intellectual property rights of others. As a result, from time to time, we may be forced to respond to intellectual property infringement claims to protect our rights or defend a customer’s rights. These claims, regardless of merit, could consume valuable management time, result in costly litigation, or cause product shipment delays, all of which could seriously harm our business, operating results and financial condition. In settling these claims, we may be required to enter into royalty or licensing agreements with the third parties claiming infringement. These royalty or licensing agreements, if available, may not have terms favorable to us. Being forced to enter into a license agreement with unfavorable terms could seriously harm our business, operating results and financial condition. Any potential intellectual property litigation could force us to do one or more of the following:

•	pay damages, license fees or royalties to the party claiming infringement;

•	stop selling products or providing services that use the challenged intellectual property;

•	obtain a license from the owner of the infringed intellectual property to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

•	redesign the challenged technology, which could be time-consuming and costly.

If we were forced to take any of these actions, our business, financial condition and results of operations may suffer.

Forecasting our estimated annual effective tax rate is complex and subject to uncertainty, and material differences between forecasted and actual tax rates could have a material impact on our results of operations.

Forecasts of our income tax position and resultant effective tax rate are complex and subject to uncertainty because our income tax position for each year combines the effects of a mix of profits and losses earned by us and our subsidiaries in tax jurisdictions with a broad range of income tax rates as well as benefits from available deferred tax assets and costs resulting from tax audits. To forecast our global tax rate, pre-tax profits and losses by jurisdiction are estimated and tax expense by jurisdiction is calculated. If the mix of profits and losses, our ability to use tax credits, or effective tax rates by jurisdiction is different than those estimates, our actual tax rate could be materially different than forecasted, which could have a material impact on our results of operations.

Risks Related to Our Industry

The market for intelligent automation products is intensely competitive, which may make it difficult to manage and grow our business or to maintain or enhance our profitability.

We compete with a number of robot, motion control, machine vision, and simulation software companies. Many of our competitors have substantially greater financial, technical, and marketing resources than we do. In addition, we may in the future face competition from new entrants in one or more of our markets.

Many of our competitors in the robot market are integrated manufacturers of products that produce robotics equipment internally for their own use and may also compete with our products for sales to other customers. Some of these large manufacturing companies have greater flexibility in pricing because they generate substantial unit volumes of robots for internal demand and may have access through their parent companies to large amounts of capital. Any of our competitors may seek to expand their presence in other markets in which we compete.

We believe that other principal competitive factors affecting the market for our products are:

•	product functionality and reliability;

•	price;

•	customer service;

•	delivery, including timeliness, predictability, and reliability of delivery commitment dates; and

•	product features such as flexibility, programmability, and ease of use.

Our current or potential competitors may develop products comparable or superior in terms of price and performance features to those developed by us or adapt more quickly than we can to new or emerging technologies and changes in customer requirements. We may be required to make substantial additional investments in connection with our research, development, engineering, marketing, and customer service efforts in order to meet any competitive threat, so that we will be able to compete successfully in the future. We expect that in the event the intelligent automation market expands, competition in the industry will intensify as additional competitors enter our markets and current competitors expand their product lines. Increased competitive pressure could result in a loss of sales or market share or cause us to lower prices for our products, any of which could harm our business.

If we are unable to effectively support the distinct needs of the multiple industries of our customers, the demand for our products may decrease and our revenue may decline.

We market products for the electronics, disk drive, automotive, packaged goods, and life sciences industries. Because we operate in multiple industries, we must work constantly to understand the needs, standards, and technical requirements of numerous different industries and must devote significant resources to developing different products for these industries. Our results of operations are also subject to the cyclicality and downturns in these markets. Product development is costly and time consuming. Many of our products are used by our customers to develop, manufacture, and test their own products. As a result, we must anticipate trends in our customers’ industries and develop products before our customers’ products are commercialized. If we do not accurately predict our customers’ needs and future activities, we may invest substantial resources in developing products that do not achieve broad market acceptance. Our decision to continue to offer products to a given market or to penetrate new markets is based in part on our judgment of the size, growth rate, and other factors that contribute to the attractiveness of a particular market. If our product offerings in any particular market are not competitive or our analyses of a market are incorrect, our business and results of operations could be harmed.

We may not receive significant revenue from our current research and development efforts for several years, if at all.

Internally developing intelligent automation products is expensive, and these investments often require a long time to generate returns. Our strategy involves significant investments in research and development and related product opportunities. Although our total expenditures for research and development have declined, we believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we cannot predict that we will receive significant revenue from these investments, if at all.

If we do not comply with environmental regulations, we may incur significant costs causing our overall business to suffer.

We are subject to a variety of environmental regulations relating to the use, storage, handling, and disposal of certain hazardous substances used in the manufacturing and assembly of our products. We believe that we are currently in compliance with all material environmental regulations in connection with our manufacturing operations, and that we have obtained all necessary environmental permits to conduct our business. However, our failure to comply with present or future regulations could subject us to such consequences as: the imposition of substantial fines, suspension of production, and alteration of manufacturing processes or cessation of operations.

Compliance with environmental regulations could require us to acquire expensive remediation equipment or to incur substantial expenses. Our failure to control the use, disposal, removal, storage, or to adequately restrict the discharge of or assist in the cleanup of hazardous or toxic substances, could subject us to significant liabilities, including joint and several liability under certain statutes. The imposition of liabilities of this kind would harm our financial condition.

Risks Related to our Stock

The sale of a substantial amount of our common stock, including shares issued upon exercise of outstanding options and warrants in the public market, and the concentration of our equity ownership by a small number of stockholders, could adversely affect the liquidity of Adept securities and the prevailing market price of our common stock.

We had an aggregate of 7,932,992 shares of common stock outstanding in September 2007 shortly before the filing of this Annual Report on Form 10-K. In November 2003, we completed a private placement of an aggregate of approximately 2.2 million shares of common stock to several accredited investors. Investors in the 2003 financing also received warrants to purchase an aggregate of approximately 1.1 million shares of common stock at an exercise price of $6.25 per share, with certain proportionate anti-dilution protections. These warrants expire in 2008 and could be exercised at any time. In June 2006, we also issued 731,251 shares to Crosslink entities in a private placement, referred to as the 2006 financing. In May 2007, in connection with our settlement of a dispute with Crosslink, we issued 225,000 shares of common stock to Crosslink entities. We have registered for resale by the investors the shares of common stock issued, and to be issuable upon exercise of the warrants, in the 2003 financing and Adept’s 2006 financing and have agreed to register the resale of the 225,000 shares issued to Crosslink entities as part of the settlement. The selling security holders from these offerings may offer up to an aggregate of approximately 4.3 million shares of our common stock under these existing registration statements, including more than 1.1 million shares of which are not currently outstanding but may be in the future. The investors in our private placements beneficially own a substantial portion of our total outstanding equity securities, and these investors along with a few other stockholders unrelated to these stockholders together hold the substantial majority of our outstanding common stock, which may affect the trading market for our stock. Our use of equity to raise additional financing or as consideration in connection with a future acquisition or other transaction could result in the further dilution of our stockholders’ equity interest.

Additionally, at June 30, 2007, options to purchase approximately 1,083,760 shares of our common stock were outstanding under our equity compensation plans, and an additional 368,532 shares of common stock were reserved for future grant and issuance under such plans. We also issue shares under our employee stock purchase plan. Shares of common stock issued under these plans generally will be freely tradable in the public market, subject to the Rule 144 limitations applicable to our affiliates. The exercise of options and conversion of the warrants will significantly increase the number of common shares outstanding, diluting the ownership interests of our existing stockholders. Further, the sale of a substantial amount of our common stock, including shares issued upon exercise of these outstanding options or issuable upon exercise of our warrants, or future options in the public market could adversely affect the prevailing market price of our common stock.

The ability of our Board of Directors to issue additional preferred stock could delay or impede a change of control of our company and may adversely affect the price an acquirer is willing to pay for our common stock.

The Board of Directors has the authority to issue, without further action by our stockholders, up to 1,000,000 shares of preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting a series or the designation of such series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate purposes, could have the effect of delaying, deferring, or preventing a change in control of Adept without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of common stock. Additionally, the conversion of preferred stock into common stock may have a dilutive effect on the holders of common stock.

Our stock price has fluctuated and may continue to fluctuate widely.

The market price of our common stock has fluctuated substantially in the past, and will continue to be subject to significant fluctuations in the future in response to a variety of factors, including:

•	fluctuations in operating results and restatements of historical financial statements;

•	our liquidity needs and constraints;

•	effectiveness of cost control measures;

•	changes in our business focus and operational organization;

•	our restructuring activities and changes in management and other personnel;

•	the trading of our common stock on NASDAQ or another exchange;

•	the business environment, including the operating results and stock prices of companies in the industries we serve;

•	general conditions in the intelligent automation industry;

•	announcements concerning our business or that of our competitors or customers;

•	the introduction of new products or changes in product pricing policies by us or our competitors;

•	litigation or claims regarding our restatement, internal controls, proprietary rights or other matters;

•	developments in the financial markets; and

•	perceived dilution from stock issuances, including as a result of our Crosslink settlement and 2006 financing.

Furthermore, stock prices for many companies, and high technology companies in particular, fluctuate widely for reasons that may be unrelated to their operating results. Those fluctuations and general economic, political and market conditions, such as recessions, terrorist or other military actions, or international currency fluctuations, as well as public perception of equity values of publicly-traded companies may adversely affect the market price of our common stock.

We may be subject to claims, securities class action and other litigation as a result of our restatement, if our stock price remains volatile or operating results suffer, which could result in substantial costs, distract management, and damage our reputation.

In the past, securities class action and other litigation has often been brought against companies following periods of volatility in the market price of their securities or where operating results suffer. Companies like ours, which are involved in rapidly changing markets, are particularly subject to this risk. We have incurred net operating losses in recent fiscal years and our stock price remains volatile. In September 2006, Adept announced the restatement of our financial statements for one or more prior interim periods due to material inaccuracies in historical financial statements. In October 2006, Adept filed amended quarterly reports for the first three quarters of fiscal 2006 which reflect such restatements. Crosslink made claims against Adept relating to such restatements, and in May 2007, Adept settled this matter and issued common stock in consideration for such settlement. To date, there has been no litigation commenced with respect to the restatement matters or other matters; however, such announcements often result in litigation of varying kinds against the issuer. We may be the target of litigation of this kind in the future. Any securities or other litigation could result in substantial costs, divert management’s attention and resources from our operations, and negatively affect our public image and reputation.

Recent legislation, liability insurance costs and other increased costs of being public are likely to impact our future consolidated financial position and results of operations.

Significant regulatory changes, including the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated as a result of the Sarbanes-Oxley Act, and new accounting pronouncements or regulatory rulings will have an impact on our future financial position and results of operations. These regulatory requirements have, and in the future, are expected to increase general and administrative costs. In addition, costs of insurance have, in some instances, increased after these regulatory changes. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles and adversely affect our financial position and operating results.

ADEPT TECHNOLOGY, INC.

We are a global, leading provider of intelligent robotics systems and services that provide high performance and economic value throughout the production life cycle or automated procedure, enabling our customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and other automated processes.

With almost 25 years of operating expertise, Adept has been a pioneer in the robotics industry. Our robotics solutions are targeted at applications and processes that require precision, flexibility and high productivity. Through sales to systems integrators, original equipment manufacturer, or OEM partners and end-user companies, we provide specialized, cost-effective robotics systems and services to markets including high speed packaged goods, life sciences, disk drive/electronics and semiconductor; as well as to traditional industrial markets, including machine tool automation and automotive electronics.

We utilize our portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms to deliver automation solutions that meet our customers’ increasingly complex manufacturing and automation requirements. We offer our customers comprehensive and tailored automation systems that reduce the time and cost to design, engineer and launch products into high-volume production or to perform repetitive tasks requiring a high degree of precision. The benefits of Adept automation products include increased manufacturing flexibility for future product generations, less customized engineering and reduced dependence on production engineers.

Our product range currently includes application software, integrated real-time vision and multi-axis motion controls, machine vision systems and software, industrial robots, and advanced vision-based flexible parts feeders.

Our core offering is our motion controls systems and application software, which we generally sell in combination with our own vision-guidance technology and/or our or third parties’ robot mechanisms. Our vision guidance technology is tightly integrated with our motion controls technology, and this is a key differentiator for Adept.

Our robots include the widely employed 4-axis Cobra™ family of robots, which are SCARA (Selective Compliance Assembly Robot Arm) robot mechanisms designed for assembly and material handling tasks; Modular Adept Python™ single axis robot mechanisms that are highly configurable by the user; Adept Viper™ 6-axis articulated robots for high-speed precision assembly; and Adept Quattro™ robots for high-speed packaging applications. To address the needs of our customers, we continue to expand our robot product lines and to develop advanced software and sensing technologies that enable robots to perform a wider range of functions.

In the packaged goods market, our systems are used to automate high volume packaging of perishable items and various consumer products such as food and cosmetics. In the life sciences market, our systems are used for a variety of applications, including the manufacture of medical devices, the automation of repetitive operations in diagnostic and pharmaceutical labs, and as part of computer assisted robot-based surgical procedures. In the disk drive/electronics market, our solutions help enable the manufacture and assembly of electronic products such as computer disk drives, cell phones and printer cartridges and components. In the semiconductor market, our Class 1 clean room robots provide high performance and precision motion to clean room assembly, handling, testing and packaging applications. We are also targeting our clean room products for similar applications in the solar panel production market, which uses very similar manufacturing processes. In the machine and industrial automation industry, our solutions are used to automate machine tools and other industrial equipment used in the manufacturing of products or components. In the automotive electronics industry, we provide automation solutions for the manufacturer and assembly of specialized automotive parts, in particular parts relating to sensors, safety equipment and other electronic applications.

Adept’s business is focused towards delivering intelligent, flexible production automation products, components and services for assembly, packaging, material handling and lab automation applications under two operating segments: (1) Robotics and (2) Services and Support:

1)

The Robotics segment provides intelligent motion controls systems, production automation software, including vision-guidance and application software, and robot mechanisms to customers. With motion controls at the core, any of the other product components we offer can be combined to offer our customers a tailored solution to address specific application requirements.

2)	The Services and Support segment provides support services to customers including: spare parts for and/or remanufacture of robot mechanisms; information regarding the use of Adept’s automation equipment; ongoing support for installed systems; consulting services for applications; and training courses ranging from system operation and maintenance to advanced programming, geared towards manufacturing engineers who design and implement automation lines.

We market and sell our products worldwide through more than 200 systems integrators, distributors and OEMs and our direct sales force. System integrators and OEMs add some combination of application-specific hardware and software to our products, resulting in solutions that are sold to Global 1000 companies across a range of industries. We have more than 30,000 motion control systems and more than 6,000 vision guidance systems installed worldwide, controlling an installed based of 25,000 Adept robots as well as other brands of robot mechanisms.

Founded in 1983, Adept is the largest U.S.-based manufacturer of industrial robots. We were incorporated in California in 1983 and reincorporated in Delaware in 2005. Our principal executive offices are located at 3011 Triad Drive, Livermore, California 94551. Our telephone number at that address is (925) 245-3400. Our website address is www.adept.com. Our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 can be accessed, free of charge, at our website as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission.

At the end of fiscal 2007, we initiated a restructuring of our business to reduce facility and headcount costs, consolidate development activities at fewer locations and realign our U.S. sales resources around our target vertical markets. As a consequence, we have reduced our quarterly expense rate and are realigning our resources to focus them on more profitable opportunities in Europe and in our target markets.

Our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 can be accessed, free of charge, at our website as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission.

Adept has 140 trademarks of which 15 are registered trademarks, some of which include the Adept Technology logo, including (among others): AIM®, FireBlox®, HexSight®, Adept Cobra 600™, Adept Cobra 800™, Adept Python™ Linear Modules, Adept SmartServo™, AdeptOne™, AdeptSix™, AdeptViper™ and AdeptSight™.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and certain documents incorporated by reference in this prospectus contain forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” or the negative of these terms, and similar expressions. These statements reflect our current views with respect to future events. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the economic environment affecting us and the markets we serve;

•	sources of revenues and anticipated revenues, including the contribution from the growth of new products and markets;

•	impact of new products or change in product mix on margins;

•	our expectations regarding our cash flows and the impact of the timing of receipts and disbursements;

•	our estimates regarding our liquidity and capital requirements;

•	the impact of our restructuring activities on our business;

•	marketing and commercialization of our products under development;

•	our ability to attract customers and the market acceptance of our products;

•	our ability to establish relationships with suppliers, systems integrators and OEMs for the supply and distribution of our products;

•	plans for future products and services and for enhancements of existing products and services;

•	plans for future acquisitions of products, technologies and businesses;

•	claims, investigations or litigation, including such matters relating to our prior restatement and our internal controls; and

•	our intellectual property.

In some cases, you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions that may or may not prove to be correct, and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

USE OF PROCEEDS

All proceeds from the disposition of the common shares covered by this prospectus will go to the selling stockholders. We will not receive any proceeds from the disposition of the common stock by the selling stockholders. See “Plan of Distribution”.

SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of September 14, 2007 by each of the selling stockholders, and as adjusted to reflect the sale of the shares in this offering. As of September 14, 2007, approximately 7,932,992 shares of our common stock were outstanding. The 225,000 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column “Number of Shares Being Offered” include all of the shares of our common stock issued pursuant to the settlement agreement with Crosslink described below to the selling stockholders.

Shares listed under the column “Number of Shares Being Offered” represent the number of shares that may be sold by each selling stockholder pursuant to this prospectus. Pursuant to Rule 416 of the Securities Act of 1933, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

The information under the heading “Shares of Common Stock Beneficially Owned After the Offering” assumes each selling stockholder sells all of its shares offered pursuant to this prospectus to unaffiliated third parties and, that the selling stockholders will acquire no additional Adept common stock prior to the completion of this offering or sell any other shares of Adept common stock, which shares may be sold in a transaction covered by a separate registration statement. Each selling stockholder may sell all, part or none of its shares.

The information under the heading “Shares of Common Stock Beneficially Owned” is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock subject to options, warrants, or issuable upon conversion of convertible securities currently exercisable or exercisable within 60 days from September 14, 2007 are deemed outstanding for computing the percentage ownership of the person holding the options or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

Selling Stockholders (1)(2)	Shares of Common Stock Beneficially Owned		Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After the Offering**
	Number	Percent (2)	Number	Number	Percent
CROSSLINK VENTURES IV, L.P.	465,567	5.87%	109,545	356,022	4.48%
CROSSLINK OMEGA VENTURES IV GmbH & Co. KG	19,477	*	4,583	14,894	*
OFFSHORE CROSSLINK OMEGA VENTURES IV, (a Cayman Islands Unit Trust)	149,881	1.89%	35,266	114,615	1.44%
OMEGA BAYVIEW IV, L.L.C.	36,911	*	8,685	28,226	*
CROSSLINK CROSSOVER FUND IV, L.P.	284,415	3.59%	66,921	217,494	2.74%
*	Less than 1%.
**	Note that the Shares identified as beneficially owned after the offering may be subject to a separate offering by the same selling stockholders.

This table is based upon information supplied by the selling stockholders and Schedule 13D/A filed with the SEC and supplemental information provided to us by the selling stockholders.

(1)	Except as noted herein, the address of each of the selling stockholders is c/o Crosslink Capital, Two Embarcadero Center, Suite 2200, San Francisco, California 94111. The information contained in this table (except the information set forth in the column titled “Percent”) and footnotes is derived from information provided by the selling stockholders.

(2)	The securities reported as beneficially owned by the selling stockholders include securities also beneficially owned by the following affiliates of Crosslink Capital, Inc., collectively referred to as the Crosslink Affiliates: Crossover Fund IV Management, L.L.C., a Delaware limited liability company, referred to as Crossover IV Management, Crosslink Ventures IV Holdings, L.L.C., a Delaware limited liability company, referred to as Crosslink IV Holdings, Crosslink Verwaltungs GmbH, referred to as Verwaltungs, Michael J. Stark, Seymour F. Kaufman, Daniel John Dunn, Thomas Edward Bliska, David I. Epstein, James Feuille and Charles Finnie. Crosslink Capital, Inc., referred to as Crosslink Capital, is an affiliate of the selling stockholders and an investment adviser to investment funds of which Crossover IV Management, Crosslink IV Holdings or Verwaltungs is the general partner, manager or holder of Class B Units. Mr. Stark and Mr. Kaufman are control persons of Crosslink. Mr. Stark, Mr. Kaufman, Mr. Bliska, Mr. Dunn, Mr. Epstein, Mr. Feuille and Mr. Finnie are control persons of Crossover IV and Crosslink IV Holdings and, as a result, have discretionary investment power over the Adept securities held by the selling stockholders. Mr. Finnie is also a director of Adept. Mr. Stark and Mr. Kaufman are control persons of Verwaltungs. Crosslink and the Crosslink Affiliates constitute a group, but disclaim membership in a group, within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, with any other person. These securities are held directly by investment funds to which Crosslink is investment adviser for the benefit of the investors in those funds. These securities are indirectly beneficially owned by Crosslink in such capacity as investment adviser, by Crossover IV Management, Crosslink IV Holdings and Verwaltungs as the general partner, manager or holder of Class B Units of one or more of those funds that are the selling stockholders, and by Mr. Stark, Mr. Kaufman, Mr. Bliska, Mr. Dunn, Mr. Epstein, Mr. Feuille and Mr. Finnie as the control persons of those entities. Crosslink and the Crosslink Affiliates disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interest therein.

Crosslink 2006 Financing and Settlement Agreement

The shares offered under this prospectus by the selling stockholders were acquired in a private transaction from Adept pursuant to a settlement of potential claims by the selling stockholders relating to a prior acquisition of shares of common stock of Adept in June 2006.

On June 9, 2006, we entered into a common stock purchase agreement, referred to as the 2006 Purchase Agreement, with the selling stockholders named in this prospectus. The transactions contemplated by the 2006 purchase agreement are referred to in this prospectus as the 2006 financing. We completed the 2006 financing on June 22, 2006 and received gross proceeds from the issuance and sale of our common stock in this financing in the amount of $10.0 million. Under the purchase agreement with these selling stockholders, also referred to collectively as the Crosslink Funds, we issued and sold an aggregate of 731,251 shares of common stock at a per share purchase price of $13.6752. Pursuant to the purchase agreement, Adept agreed to indemnify the Crosslink Funds generally for a 12-month period after closing the 2006 financing, for breaches of its representations, warranties and covenants in the purchase agreement.

Adept also entered into registration rights agreements with the Crosslink Funds under which Adept registered for resale by the selling stockholders the shares of common stock issued in the 2006 financing.

In September and October 2006, Adept announced the restatement of its financial statements for the first three quarters of fiscal 2005. In October 2006, Adept filed amendments to its quarterly reports on Form 10-Q relating to the quarterly financial statements being restated. Following the restatement In October 2006, Adept was informed by Crosslink Capital, an affiliate of the Crosslink Funds, that Crosslink Capital believed Adept made misrepresentations regarding Adept’s financial statements relating to periods after June 2005 in the 2006 Purchase Agreement between the Crosslink Funds and Adept, and requested compensation for these misrepresentations. Crosslink Capital subsequently had additional communications to Adept regarding potential claims relating to the restatement.

On May 13, 2007, Adept and the Crosslink Funds entered into a settlement agreement. Pursuant to the settlement agreement, Adept agreed to issue an aggregate of 225,000 shares of its common stock to the Crosslink Funds with registration rights. The Crosslink Funds agreed to waive and release any claims against Adept, its officers, directors and other related parties arising from their purchase of Adept common stock pursuant to the 2006 Purchase Agreement, including without limitation, any claims for indemnification for breaches of representations or warranties thereunder as well as under any federal or state securities laws. Adept agreed to waive and release the Crosslink Funds from claims by Adept relating to the same matters. Additionally, the Crosslink Funds agreed to terminate the survival of Adept’s representations and warranties, and the indemnification obligations related thereto, in the 2006 Purchase Agreement effective on the date of the settlement agreement.

In connection with the settlement agreement, Adept entered into a registration rights agreement granting the Crosslink Funds certain registration rights under the Securities Act of 1933, as amended, and applicable state securities laws. See the section entitled “Description of Capital Stock and other Securities — Registration Rights,” for a discussion of these and other registration rights and related obligations of Adept.

Designated Director Relationship

In connection with the 2006 financing, Crosslink Capital designated Charles Finnie to serve as a member of our board of directors. Mr. Finnie currently serves as a member of the Board of Directors of Adept, having been named to serve by the Board of Directors in June 2006 and subsequently elected by the company’s stockholders in November 2006.

Other than as disclosed in this prospectus, the selling stockholders have not had any material relationship with Adept in the past three years.

PLAN OF DISTRIBUTION

The selling stockholders and any of their permitted pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed Adept that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Adept is required to pay all fees and expenses incident to the registration of the shares, except for fees and expenses of counsel to the selling stockholders in amounts over $5,000 and underwriting discounts and commissions in connection with the selling stockholders’ offers and sale of the common stock. Adept has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

Adept is authorized to issue 19,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of September 14, 2007, there were approximately 7,932,992 shares of common stock outstanding and no shares of preferred stock outstanding.

The following is a summary of the material terms of our capital stock and certain other securities convertible into our capital stock. You should refer to our Certificate of Incorporation, as amended, and Bylaws and the agreements and instruments described below for more detailed information.

Common Stock

Each share of common stock entitles its record holder to one vote on all matters to be voted on by the stockholders of Adept. Except as otherwise provided by law, actions by the stockholders of Adept may be approved by a majority vote of the stockholders present at a duly called meeting of the stockholders at which a quorum is present, provided that the amendment of the Bylaws of Adept by the stockholders requires the affirmative vote or written consent of a majority of the outstanding shares of stock entitled to vote generally in the election of directors. The Board of Directors of Adept consists of seven directors, all of whom are elected annually at the annual meeting of stockholders, and is not classified. At all meetings of stockholders for the election of directors, a plurality of the votes cast is sufficient to elect. No provision of Adept’s Certificate of Incorporation or Bylaws provides for cumulative voting in the case of the election of directors or on any other matter.

Each holder of common stock of Adept is entitled to share pro rata in any dividends paid on the common stock in funds legally available for that purpose, when, as and if declared by the Board of Directors of Adept in its discretion. The shares of common stock of Adept have no preferred dividend rights or any conversion, redemption or other rights, or any rights to payment from any sinking or similar fund. The shares of common stock also do not have any preemptive, subscription or other similar rights. There are no restraints in the Certificate of Incorporation or Bylaws of Adept on the right of holders of shares of common stock to sell or otherwise alienate their shares of stock in Adept. There are no provisions in the Certificate of Incorporation or Bylaws of Adept providing for any calls or assessments against holders of shares of common stock or discriminating against any existing or prospective holder of shares of common stock as a result of such security holder owning a substantial amount of securities. Upon liquidation, dissolution or winding up of Adept, each holder of shares of common stock will be entitled to receive a pro rata share of the assets of Adept, after payment of, if any, all Adept’s debts and liabilities and subject to any applicable liquidation or other payments owed to preferred shareholders.

Preferred Stock

The shares of preferred stock of Adept are not designated by series, and there are no currently outstanding shares of preferred stock. Adept may issue preferred stock from time to time in one or more series. The Board of Directors is authorized, without the approval of existing stockholders, to determine or alter the rights, preferences, privileges and restrictions (including voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and sinking-fund provisions) granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. The Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Adept common stock. In addition, the issuance of preferred stock may have the effect of making removal of management more difficult, and delaying, deferring or preventing a change in control of Adept. Adept has no current plans to issue any shares of its preferred stock.

Warrants to Purchase Common Stock

Warrants to purchase 1,111,112 of the shares of common stock were issued in connection with Adept’s 2003 financing. The warrants have a term of exercise expiring on November 18, 2008. The number of shares issuable upon exercise and the per share exercise price of the warrants is subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation. Subject to certain exceptions, the per share exercise price of the warrants and the number of shares for which the warrants are exercisable are also subject to weighted average antidilution adjustment in the case of an issuance of shares of common stock or securities exercisable for or convertible into common stock, at a per share price less than the per share exercise price of the warrants then in effect. The warrants are exercisable at any time prior to their expiration date by delivering the warrant certificates to Adept, together with a completed election to purchase and the full payment of the exercise price or by means of a “net exercise” feature under which Adept does not receive any cash, but rather, the number of shares issued upon exercise is net of the number of shares withheld by Adept in lieu of payment of the exercise price. Under limited circumstances, where the closing price of Adept common stock is at least $12.50, subject to any adjustment for stock splits and similar events, for 20 consecutive trading days during which a registration statement covering the warrant shares is effective for at least 15 trading days, Adept may call the cash exercise of the warrants. The call right is subject to a 30-day advance notice by Adept, which notice period must be extended for a number of days equal to the number of days for which the registration statement covering the warrant shares is not effective.

In addition to Adept’s outstanding common stock and warrants, Adept has outstanding options to purchase its common stock held by its employees and directors and additional shares available for issuance under several equity compensation plans, as further described in Adept’s periodic reports filed with the SEC.

Anti-Takeover Provisions

Adept may issue preferred stock from time to time in one or more series, subject to certain authority held by the Board of Directors, including the authority to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. The issuance of preferred stock may have the effect of making removal of management more difficult and delaying, deferring or preventing a change in control of Adept.

Adept is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, consolidations, asset sales and other transactions involving Adept and an interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of Adept voting stock. Section 203 could discourage certain potential acquirers unwilling to comply with its provisions.

Registration Rights

In connection with its 2003 financing, Adept covenanted in the related purchase agreements and in registration rights agreements to register the common stock and shares of common stock issuable upon conversion of the warrants issued in the 2003 financing, as such number of shares may be adjusted from time to time. Adjustments are described in the paragraph titled “Warrants” above. We agreed to file, at our expense, a registration statement covering the common stock and warrant shares, and to update the registration statement by supplement or amendment as needed. Under certain circumstances, if sales cannot be made pursuant to the registration statement, including by reason of a failure by Adept to update the registration statement, Adept will be required to pay to the investors liquidated damages in an amount equal to 1.5% of the aggregate amount paid by the investors for each 30-day period (but not for any portion thereof) during which the effectiveness of the registration statement is delayed or not available. Adept has the right under certain circumstances to delay updating the registration statement or prospectus included in the registration statement during periods while we are in possession of material non-public information that would be required to be included in the prospectus to the extent necessary to allow any post-effective amendment to the registration statement or supplement to the prospectus to be prepared and, if necessary, filed with the SEC and declared effective. In addition, Adept is also subject to other customary registration and indemnification obligations for the benefit of the participants in the 2003 financing. The sale of such common stock and warrant shares issued in connection with the 2003 financing are currently registered under a separate registration statement.

In connection with its 2006 financing, Adept entered into a registration rights agreement with the selling stockholders requiring Adept to file a registration statement and keep this registration statement effective for two years or until all of the shares issued in the 2006 financing are sold in a public offering or can be sold without restriction under Rule 144(k). This registration statement was filed and subsequently declared effective.

Pursuant to the settlement agreement entered into with the selling stockholders, Adept entered into a registration rights agreement with substantially similar terms to the registration rights agreement entered into by the parties in connection with the 2006 Financing. Adept must keep this registration statement effective for two years or until all of the shares issued in the 2006 financing are sold in a public offering (under this registration statement or otherwise) or can be sold without restriction under Rule 144(k). If the registration statement is not declared effective within certain required periods (of 195 days after the May 13th settlement date or 225 days in the case of SEC review) as may be waived by Crosslink, Adept shall be required to issue additional shares with a value equal to 1.5% of the purchase price paid in the 2006 financing based upon the value of such common stock at the time as the obligation to issue the additional shares of common stock is triggered, and then an additional 1.5% of such original purchase price each month thereafter, subject to an aggregate limit, when added to the shares issued in the 2006 financing, of 13% of Adept’s outstanding common stock on the date of the purchase agreement. Adept, however, does have the ability to not have the registration statement declared effective or to suspend the registration statement for one or more periods of up to 20 consecutive days subject to a maximum of 45 days in any 12 months where the company determines in good faith, on advice of counsel, that such disclosure required by the registration statement would not be in the best interest of the company. In addition, Adept is also subject to other customary registration and indemnification obligations for the benefit of the selling stockholders.

Transfer Agent and Registrar; Market

The transfer agent and registrar for our common stock is Mellon Investor Services LLC. Our common stock is traded on the Nasdaq under the symbol “ADEP.”

VALIDITY OF COMMON STOCK

Certain legal matters with respect to the legality of the issuance of the shares of common stock offered in this offering have been passed upon for us by Gibson, Dunn & Crutcher LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of Adept Technology, Inc. for the years ended June 30, 2007 and 2006 appearing in Adept Technology, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2007 (including the schedule appearing therein), have been audited by Armanino McKenna LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Adept Technology, Inc. for the year ended June 30, 2005 appearing in Adept Technology, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2007 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have filed with the SEC a registration statement on Form S-3, including exhibits, in connection with the common stock to be sold in this offering. This prospectus is part of the registration statement and does not contain all the information included in the registration statement. For further information about us and the common stock to be sold in this offering, please refer to the registration statement. When a reference is made in this prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement on to one of our previous SEC filings.

We also file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy the registration statement or any other document we file with the SEC at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with it. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus.

We incorporate by reference the following documents that we previously filed with the SEC pursuant to the Exchange Act:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, as filed with the Commission on September 17, 2007, including all material incorporated by reference therein;

(b)	The Registrant’s Current Reports on Form 8-K filed with the SEC on July 12, 2007, July 20, 2007, August 27, 2007, September 11, 2007 and September 13, 2007;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(d)	The description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on October 31, 1995 pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, provided, however, that the Registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated on deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus may be obtained from us without charge and will be provided to each person to whom a prospectus is delivered. You may obtain a copy of the documents by submitting a written request to Adept’s Corporate Secretary at 3011 Triad Drive, Livermore, California 94551 or by calling Adept at (925) 245-3400. Additional information about us is available at our web site located at http://www.adept.com. Information contained in our web site is not a part of this prospectus.

225,000 Shares

Adept Technology, Inc.

Common Stock

PROSPECTUS

                        , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.a, b

Amount
SEC registration fee	$42
Transfer agent and registrar fee	$500
Printing expenses	$5,000
Accountant fees	$15,000
Counsel fees	$15,000
Miscellaneous	$58

Total	$35,600

a.	All such amounts are estimates, other than the SEC registration fee.
b.	All fees and expenses incident to the registration of the shares are borne by Adept Technology, Inc., except for fees and expenses of counsel to the selling stockholders in amounts over $5,000, and underwriting discounts and commissions in connection with the selling stockholders’ offers and sale of the common stock.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any of its directors and officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action (i.e., an action by or in the right of a corporation), a corporation is permitted to indemnify any of its directors and officers for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Certificate of Incorporation (the “Charter”) provides that, to the fullest extent permitted by the DGCL, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Charter provides that, to the fullest extent permitted by applicable law, the Registrant is authorized to provide indemnification of and advancement of expenses to directors, officers, employees and other agents of the Registrant through bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement of expenses otherwise permitted by Section 145 of the DGCL, subject only to the limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

As permitted by Section 145 of the DGCL, the Registrant’s Bylaws (the “Bylaws”) provide that: (a) the Registrant is required, to the maximum extent and in the manner permitted by the DGCL, to indemnify each of its directors and officers and persons serving in such capacities in other business entities (including, for example, subsidiaries of the Registrant) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; (b) the rights to indemnification conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors and officers; (c) the Registrant is authorized to maintain director and officer liability insurance to protect itself and any director or officer of the Registrant against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL; and (d) any amendment, repeal or modification of the indemnifications provisions contained in the Bylaws that adversely affects any right of an indemnitee shall be prospective only.

In addition to the above, the Registrant has entered into indemnification agreements with each of its directors and officers. The indemnification agreements provide directors and officers with the same indemnification and advancement of expenses by the Registrant as described above and to the fullest extent permitted by future Delaware law that expands the permissible scope of indemnification. The Registrant also provides insurance pursuant to which directors and directors are indemnified or insured against liability or loss under certain circumstances.

Item 16. Exhibits

(a)	Exhibits

2.1	Agreement and Plan of Merger dated November 4, 2005 between Adept Technology, Inc., a Delaware corporation (“Adept-Delaware”), and Adept Technology, Inc., a California corporation (“Adept-California”) (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2005).

4.1	Specimen of Common Stock Certificate of Adept-Delaware (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on November 10, 2005).

4.2	Settlement Agreement, dated as of May 11, 2007, by and between Adept Technology, Inc. and Crosslink Ventures IV, L.P., Offshore Crosslink Omega Ventures IV (a Cayman Islands Unit Trust), Crosslink Omega Ventures IV GmbH & Co. KG, Omega Bayview IV, L.L.C., and Crosslink Crossover Fund IV, L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 16, 2007).

4.3	Registration Rights Agreement, dated as of May 13, 2007, by and between Adept Technology, Inc. and Crosslink Ventures IV, L.P., Offshore Crosslink Omega Ventures IV (a Cayman Islands Unit Trust), Crosslink Omega Ventures IV GmbH & Co. KG, Omega Bayview IV, L.L.C., and Crosslink Crossover Fund IV, L.P. (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 16, 2007).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (incorporated by reference to the signature page hereto.

Item 17. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section l0(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B. The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Livermore, State of California on September 14, 2007.

ADEPT TECHNOLOGY, INC.

By:	/s/ Lisa M. Cummins
Lisa M. Cummins Vice President of Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each such person whose signature appears below constitutes and appoints, jointly and severally, Robert H. Bucher and Lisa M. Cummins, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, including pre-effective and post-effective amendments, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Robert H. Bucher Robert H. Bucher	Chief Executive Officer (Principal Executive Officer)	September 14, 2007

/s/ Lisa M. Cummins Lisa M. Cummins	Vice President of Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 14, 2007

/s/ Charles H. Finnie Charles H. Finnie	Director	September 14, 2007

/s/ A. Richard Juelis A. Richard Juelis	Director	September 14, 2007

/s/ Michael P. Kelly Michael P. Kelly	Chairman and Director	September 14, 2007

Signatures	Title	Date

/s/ Robert J. Majteles Robert J. Majteles	Director	September 14, 2007

/s/ Herbert J. Martin Herbert J. Martin	Director	September 14, 2007

/s/ Cary R. Mock Cary R. Mock	Director	September 14, 2007

EXHIBIT INDEX

2.1		Agreement and Plan of Merger dated November 4, 2005 between Adept Technology, Inc., a Delaware corporation (“Adept-Delaware”), and Adept Technology, Inc., a California corporation (“Adept-California”) (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2005).

4.1		Specimen of Common Stock Certificate of Adept-Delaware (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on November 10, 2005).

4.2		Settlement Agreement, dated as of May 11, 2007, by and between Adept Technology, Inc. and Crosslink Ventures IV, L.P., Offshore Crosslink Omega Ventures IV (a Cayman Islands Unit Trust), Crosslink Omega Ventures IV GmbH & Co. KG, Omega Bayview IV, L.L.C., and Crosslink Crossover Fund IV, L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 16, 2007).

4.3		Registration Rights Agreement, dated as of May 13, 2007, by and between Adept Technology, Inc. and Crosslink Ventures IV, L.P., Offshore Crosslink Omega Ventures IV (a Cayman Islands Unit Trust), Crosslink Omega Ventures IV GmbH & Co. KG, Omega Bayview IV, L.L.C., and Crosslink Crossover Fund IV, L.P. (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 16, 2007).

5.1	*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	*	Consent of Independent Registered Public Accounting Firm.

23.2	*	Consent of Independent Registered Public Accounting Firm.

24.1	*	Power of Attorney (incorporated by reference to the signature page hereto).

*	Filed herewith.